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                            SHARE PURCHASE AGREEMENT
                                (the "AGREEMENT")



                                     between



THE SHAREHOLDERS OF COMPEX AS PER SCHEDULE 1



                                                       hereinafter the "SELLERS"



                                       and



REHABILICARE INC.

                                                     hereinafter the "PURCHASER"



                                    regarding



COMPEX SA

                                                       hereinafter the "COMPANY"


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Share Purchase Agreement                                                       2
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                                TABLE OF CONTENTS

DEFINITIONS................................................................................4

ARTICLE I - PURCHASE AND SALE OF SHARES....................................................6

   I.1    PURCHASE AND SALE................................................................6

   I.2    PURCHASE PRICE...................................................................7

   I.3    PURCHASE PRICE COMPUTATION.......................................................7

   I.4    PURCHASE PRICE PAYMENT...........................................................7

   I.5    DELIVERY OF AUDITORS' STATEMENT..................................................8

   I.6    OBJECTION TO EARN OUT AMOUNT.....................................................8

ARTICLE II - CLOSING.......................................................................9

   II.1   PLACE AND DATE...................................................................9

   II.2   CLOSING DOCUMENTS................................................................9

   II.2.1    At Closing, Sellers Deliver to Purchaser......................................9

   II.2.2    At Closing, Purchaser Delivers to Sellers.....................................9

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SELLERS....................................9
      (a)    Ownership of Shares..........................................................10
      (b)    Organisation of Company......................................................10
      (c)    Capitalisation...............................................................10
      (d)    Share Capital Paid up........................................................10
      (e)    Organisation of the Group....................................................10
      (f)    Ownership of Group Companies.................................................10
      (g)    Organisation of the Group Companies..........................................11
      (h)    No Contractual Rights of Third Party over Equity Interest....................11
      (i)    Financial Statements.........................................................11
      (j)    No Undisclosed Liabilities...................................................11
      (k)    Accounts Receivable..........................................................12
      (l)    Capital Improvements.........................................................12
      (m)    Absence of Change............................................................12
      (n)    Insolvency...................................................................13
      (o)    Taxes........................................................................14
      (p)    Environment..................................................................15
      (q)    Leases;......................................................................15
      (r)    Condition of Assets; Sufficiency.............................................16
      (s)    Intellectual Property Rights.................................................16
      (t)    Contracts....................................................................17
      (u)    Litigation...................................................................17
      (v)    Compliance with Laws.........................................................17
      (w)    Insurance....................................................................18
      (x)    Product Liability............................................................18
      (y)    Employees....................................................................18
      (z)    Professional and Social Welfare..............................................19


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Share Purchase Agreement                                                      3
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      (aa)   No Collective Bargaining.....................................................19
      (bb)   Bank Accounts................................................................19
      (cc)   Millennium...................................................................19
      (dd)   Accuracy of Information......................................................20
      (ee)   Termination of Agreements between the Company and the Sellers................20

ARTICLE IV - COVENANTS....................................................................20

   IV.1   AGREEMENTS......................................................................20

   IV.2   COVENANT NOT TO COMPETE AND NOT TO SOLICIT......................................20

   IV.3   FIDUCIARY AGREEMENT.............................................................21

ARTICLE V - INDEMNIFICATION...............................................................21

   V.1    PRINCIPLE OF THE WARRANTY INDEMNIFICATION.......................................21

   V.2    LIMITATION IN TIME..............................................................21

   V.3    CAP; THRESHOLD..................................................................22

   V.4    INDEMNIFICATION BY PURCHASER....................................................22

   V.5    THIRD PARTY CLAIMS..............................................................22

   V.6    ADJUSTMENT OF INDEMNITY PAYMENT.................................................23

   V.7    EXCLUSIVE REMEDY................................................................23

   V.8    EFFECTS OF INSURANCE ON INDEMNITY PAYMENT.......................................23

ARTICLE VI - MISCELLANEOUS................................................................24

   VI.1   NOTICES.........................................................................24

   VI.2   ENTIRE AGREEMENT................................................................25

   VI.3   SEVERABILITY OF PROVISIONS......................................................25

   VI.4   BINDING EFFECT, BENEFIT.........................................................25

   VI.5   ASSIGNABILITY...................................................................25

   VI.6   AMENDMENT AND MODIFICATION; WAIVER..............................................25

   VI.7   ANNOUNCEMENTS...................................................................26
      (a)    Employees....................................................................26
      (b)    Press Release................................................................26

   VI.8      CONFIDENTIALITY..............................................................26

   VI.9      ADVISER'S FEES; EXPENSES.....................................................26

   VI.10     APPLICABLE LAW...............................................................26

   VI.11     ARBITRATION..................................................................26

LIST OF ANNEXES...........................................................................29

LIST OF SCHEDULES.........................................................................30

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WHEREAS the Company is a company incorporated in Switzerland, having its registered office at Zone Industrielle "Larges Pieces", 1024 Ecublens, Switzerland; and

WHEREAS the Company has a fully paid-up share capital of CHF 600'000.-, divided into 600 registered shares with a par value of CHF 1'000.- each; and

WHEREAS the Sellers are currently the owners of the entire outstanding share capital; and

WHEREAS the Company is the parent company of the Group Companies as defined below; and

WHEREAS the Sellers desire to sell all of the outstanding shares of the Company, and in reliance upon the representations, warranties and undertakings set out in this Agreement, the Purchaser desires to purchase all of the outstanding shares on the terms and conditions set out in this Agreement;

NOW THEREFORE, the parties hereto agree as follows:


                                   DEFINITIONS

"ACCOUNTS" shall mean the financial statements (composed of the income statement, the balance sheet, the cash-flow statement and notes to the financial statements) and the audited annual report if applicable of each of the Company and the Group Companies as well as the consolidated financial statements of the Company.

"ACCOUNTS RECEIVABLE" shall mean any and all accounts receivable, trade receivables, notes receivable and other receivables arising out of the Business.

"BEST KNOWLEDGE" shall mean knowledge after having made due and careful inquiries.

"BUSINESS" shall mean the business carried on by the Company and the Group Companies as of the date hereof, in particular the development, design, sale and distribution of portable, low electrical consumption electrotherapy devices to physical therapists, therapy centres, athletes, beauty parlours and fitness centres, mainly in Europe.

"CHF" shall mean the lawful currency of Switzerland.

"CLOSING" shall have the meaning set forth in Article III.1.

"CLOSING DATE" shall have the meaning set forth in Article III.1.

"CORPORATE DOCUMENTS" shall mean the shares or share certificates representing the Sale Shares, the share register of the Company and each Group Company, minutes of general shareholders' meetings of the Company and each Group Company for the last five years, minutes of the board of directors' meetings of the Company and each Group Company for the last five years (as far as existing), the report of the auditors to the shareholders for the last five years and up-to-date copies of the articles of association of the Company and each Group Company.


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Share Purchase Agreement                                                  5
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"DUE DILIGENCE REPORTS" shall mean a legal due diligence report by Lenz &
Staehelin, dated 1st July 1999, attached hereto as SCHEDULE 4, and an accounting and tax due diligence report by PricewaterhouseCoopers, dated June 1999, attached hereto as SCHEDULE 5.

"EARN OUT AMOUNT" shall mean USD 2'000'000.- (two million United States dollars).

"AGREEMENTS" shall mean the agreements among the Company on the one hand and the Key Persons on the other hand, entered into immediately upon Closing on appropriate commercial terms mutually satisfactory to both parties, substantially in the formS set out in SCHEDULE 2.

"ENVIRONMENT LAW" shall mean any and all applicable laws or regulation regarding the protection of the environment and of nature or human health and safety.

"FIDUCIARY AGREEMENT" shall mean the fiduciary agreement and covenant for indemnity among the Purchaser and Mr. Alain Nicod, substantially in the form set out in Schedule 6.

"FINANCIAL REPORTS" shall mean the unaudited management accounts including the income statement prepared by the management of the Company and the Group Companies for internal purposes only.

"GROUP" means the Company and the Group Companies.

"GROUP COMPANIES" means the following companies:

      -     Compex France Sarl;
      -     Brain Box Sarl;
      -     Compex Medical GmbH;
      -     Medicompex Iberica.

"INTELLECTUAL PROPERTY RIGHTS" shall mean all trademarks and trademark applications, all copyrights; all registrations and applications and renewals for any of the foregoing; all trade names, trade secrets, confidential information, ideas, formulae, compositions, know-how, technical and computer data, documentation and software, financial, business and marketing plans, customer and supplier lists and related information, marketing and promotional materials and all other information and intellectual property rights and all tangible embodiments thereof.

"KEY PERSONS" shall mean Messrs. Frederic Koehn, Pierre Rigaux and Pierre-Yves Muller.

"NET REVENUES" shall mean the aggregate amount of unit sale revenues and unit rental revenues plus after sale service revenues of the Group, minus shipping and other logistic expenses of the type excluded from Net Revenues in the past and minus discounts, rebates and commissions paid to third parties not employed by the Company; it being understood (i) that the Net Revenues of the Company and all Group Companies are included, irrespective of potential future reorganisation and (ii) that all revenue generating transactions be carried out in good faith in the ordinary course of business by parties with independent interests.

"PENSION FUND CERTIFICATE" shall mean the document described in Article IV.2.2, attached hereto as ANNEX IV.2.2(ii).


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"PROJECTED NET REVENUES 1999" shall mean the amount of CHF 20'271'086.-
(twenty million two hundred and seventy-one hundred thousand eighty-six Swiss francs) in the calendar year 1999.

"PROJECTED NET REVENUES 2000" shall mean the amount of CHF 27'254'769.- (twenty seven million two hundred and fifty-four thousand seven hundred and sixty-nine Swiss francs) in the calendar year 2000.

"PURCHASE PRICE" shall have the meaning set forth in I.2.

"SALE SHARES" shall mean all issued 600 registered shares of the Company with a par value of CHF 1'000.- (one thousand Swiss francs) each.

"SHAREHOLDERS' LOANS" shall mean loans granted by Messrs. Alain Nicod, Pascal Nicod and Jean-Francois Nicod and Heritage Finance & Trust Co to the Company in the aggregate amount of CHF 797'251,18 (seven hundred and ninety-seven thousand two hundred and fifty-one hundred Swiss francs and eighteen centimes) as of the date hereof.

"SOCIAL SECURITY CONTRIBUTIONS" shall mean the mandatory contributions to the old-age pension insurance scheme (AVS), pension fund scheme (LPP), invalidity insurance (AI), loss of salary insurance (Allocation pour pertes de gain) and unemployment insurance (Assurance chomage), or any equivalent or similar contributions and any other social security contributions (including health insurance contributions as the case may be) applicable in the jurisdictions in which any Group Company is situated, together with any interest or any penalty imposed by any social security authority with respect thereto.

"TAXES" shall mean all income, profits, capital gains, capital, stamp, anticipatory, gross receipts, sales, value added, use, real property and other taxes (whether payable directly or by withholding), assessed by Swiss or foreign authorities, together with any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto.

"USD" shall mean the lawful currency of the United States of America.

"YEAR 2000 PROBLEMS" shall mean errors or impaired operation or performance in data processing, in the output of data or in the operation of any machinery or process controlled by any hardware or software, in the output of data or in the operation of any equipment or software which relate to the failure of any computer system, software or other processing equipment used by the Company to give due chronological recognition to calendar dates before, on or after January 1, 2000, when processing data, or controlling or operating any machinery or process.


                     ARTICLE I - PURCHASE AND SALE OF SHARES

I.1    PURCHASE AND SALE

In accordance with the terms of this Agreement, Sellers sell to Purchaser and Purchaser purchases from Sellers the Sale Shares, all free and clear of all liens, charges and encumbrances, with effect as of January 1, 1999.


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I.2    PURCHASE PRICE

The purchase price for the Sale Shares (hereinafter the "PURCHASE PRICE") is composed of the following elements:

I.2.1    a cash payment of USD 10'926'275.-; such cash payment shall be applied
         (i) to repay in full the Shareholders' Loan and (ii) the balance for the Sale Shares.

I.2.2 a certain deferred portion of the Purchase Price, which should never be an amount of more than the Earn Out Amount.

         Such deferred portion of the Purchase Price shall be as follows:

(a)      an amount of USD equal to the lesser of (i) the Earn Out Amount and
         (ii) USD 1.00 time the result of (x) the amount of 1999 Net Revenues in excess of 85% of Projected Net Revenues 1999, divided by (y) 2.0271086;

(b)      an amount of USD equal to (a) the lesser of (i) the Earn Out Amount and
         (ii) USD 1.00 time the result of (x) the amount of 2000 Net Revenues in excess of 80% of Projected Net Revenues 2000, divided by (y) 2.7254769, minus (b) any payment made pursuant to (a).

For purposes of calculation of the Earn Out, the Parties have agreed to refer to SCHEDULE 1.2.

I.3    PURCHASE PRICE COMPUTATION

The Purchase Price has been determined between the Parties based on the 1998 Accounts of the Company by using the following computation methods (at an exchange rate USD / CHF of 1,49): (i) 20,9 times the net income of an amount of USD 622'561.-, (ii) 1,6 times the revenues of an amount of USD 8'168'925.- and (iii) 13,3 times the EBITDA of an amount of USD 977'985.-.

I.4    PURCHASE PRICE PAYMENT

At Closing, Purchaser shall pay by wire transfer of immediately available funds to the account No 215461-81 of Bourgeois, Muller, Pidoux et Associes, Lausanne with Credit Suisse Private Banking, Lausanne on behalf of each of the Sellers, an amount equal to the Purchase Price, less (i) the amount of the Shareholders' Loan and (ii) the Earn Out Amount.

The amount equal to the Shareholders' Loan shall be paid on behalf of the Company and in full settlement of the Shareholders' Loan at Closing to the account mentioned in the preceding paragraph.


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The Sellers and the creditors to the Shareholders' Loan confirm herewith that payment of USD 10'926'275.- by the Purchaser to the account mentioned in the first paragraph of this section I.4 will fully discharge (i) the Purchaser of the obligation to pay the Purchase Price as per I.2.1 and (ii) the Company from its obligation to repay the Shareholders' Loan.

The division of the amount paid will be made by the Sellers and the creditors to the Shareholders' Loan among themselves and will not have any effect on the final discharge given hereby to the Purchaser.

Prior to February 28, 2000 and 2001, respectively, the Purchaser shall pay to the Sellers an amount estimated to be the Earn Out Amount, on the basis of the Net Revenue of the respective calendar year, as certified by the chief financial officer of the Purchaser.


I.5    DELIVERY OF AUDITORS' STATEMENT

As soon as reasonably practicable after the end of the 1999 and 2000 business years ending June 30, 2000 and 2001, respectively, of the Company, but not later than three months after such business year end, the Purchaser shall cause to be prepared and delivered to the Sellers a certificate from the Company's auditors setting forth the amount of the Earn Out as derived by the Company's auditors from the Company's Accounts (such certificate being hereinafter referred to as the "AUDITORS' STATEMENT").

I.6    OBJECTION TO EARN OUT AMOUNT

In the event that the Sellers object in good faith to the Auditors' Statement, the Sellers shall so advise the Purchaser by delivery to the Purchaser of a written notice (hereinafter the "OBJECTION NOTICE"). The Objection Notice shall set out the reasons for such objections and details of the calculation of the Earn Out Amount.

In the event that the Parties agree on a resolution of the dispute set out in the Objection Notice, the Parties shall confirm this resolution in the writing and shall thereafter be bound by such resolution.

In the event that the Parties are unable to settle any dispute with respect to the relevant Earn Out Amount within 30 (thirty) days after the delivery by the Sellers to the Purchaser of the Objection Notice, the final determination of the dispute shall be submitted to Atag Ernst & Young SA in Lausanne (hereinafter the "ACCOUNTING FIRM"), forthwith and in any event, not later than 60 (sixty) business days after delivery by the Sellers to the Purchaser of the Objection Notice.

The determination of the Earn Out Amount by the Accounting Firm shall be made within 30 (thirty) days after the date on which the dispute was submitted to the Accounting Firm, and the determination of the Accounting Firm shall be final and binding on the Parties. The Accounting Firm shall act as an expert arbitrator (EXPERT-ARBITRE) and shall decide the matter in its reasonable discretion. The Accounting Firm shall give the Parties the right to be heard and shall set forth the reasons for its decisions in writing. The costs and expenses of the Accounting Firm shall be borne equally by the Sellers and the Purchaser.


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Within 5 (five) days after resolution, by agreement of the Parties, of the dispute which was the subject of the Objection Notice or, failing such resolution, within 5 (five) days after the final determination of the Accounting Firm, the Purchaser shall pay a shortfall, if any, of the estimated Earn Out Amount, paid as per I.4, last paragraph above, and the Earn Out Amount determined as per I.5 and, as the case may be, I.6 above. If the estimated Earn Out Amount paid exceeds the Earn Out Amount, the Sellers shall repay the excess within the same time period.



                              ARTICLE II - CLOSING

II.1   PLACE AND DATE

The closing of the transaction contemplated herein (hereinafter the "CLOSING") shall take place contemporaneously with the signing of this Agreement at the offices of Lenz & Staehelin, Geneva (hereinafter the "CLOSING DATE").

II.2   CLOSING DOCUMENTS

II.2.1   AT CLOSING, SELLERS DELIVER TO PURCHASER

(a)      the certificates representing the Sale Shares duly endorsed in blank;

(b) a resolution of the Company's board of directors authorising the Purchaser's registration in the Company's share registry;

(c) the Company's share registry, evidencing the registration of the Purchaser;

(d) letters of resignation of all members of the board of directors of the Company (except Mr. Alain Nicod), each containing a statement of the resigning director that he has been fully compensated for his services rendered to the Company and the Group Companies and that he has no claim of whatever nature against the Company and the Group Companies; and

(e)      the Pension Fund Certificate pursuant to Article III(z).


II.2.2   AT CLOSING, PURCHASER DELIVERS TO SELLERS

(a)      evidence of payment of the Purchase Price pursuant to Article I.4.



             ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SELLERS

The Sellers hereby jointly and severally make the representations and warranties contained in this Article IV to the Purchaser, each of which is true and correct as of the date hereof.


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The Sellers do not make any representations nor give any warranties other than the representations and warranties contained in this Article III. The Sellers expressly exclude any and all other representations and warranties. Furthermore, it is expressly agreed that all facts, which are set out in the Due Diligence Reports and which amount to a breach of representations and warranties contained in this Article III shall not give rise to indemnification pursuant to Article V of this Agreement.

(a)      OWNERSHIP OF SHARES

         Sellers hold, and Purchaser receives, good and valid title to the Sale Shares, including those shares held in a fiduciary capacity by any director of the Company. The Sale Shares are free and clear of all encumbrances, mortgages, charges, liens, security interests or any other right of any third party.

         The Shares listed in SCHEDULE 1 are the only shares of the Company issued and outstanding and the Sellers are all and the only shareholders of the Company at the date hereof.

(b)      ORGANISATION OF COMPANY

         The Company is duly organised and validly existing under the laws of Switzerland, has the corporate power to own and operate its properties and to carry on its Business as now being conducted. The articles of association of the Company, which are attached hereto as ANNEX III(b) are true, correct and up-to-date.

(c)      CAPITALISATION

         The Company's capital structure consists in a paid-up share capital of CHF 600'000.- (six hundred thousand Swiss francs), divided into 600 registered shares with a par value of CHF 1'000.- (one thousand Swiss francs) each.

(d)      SHARE CAPITAL PAID UP

         All the issued and outstanding shares of the Company are duly and validly authorised, issued and fully paid up.

(e)      ORGANISATION OF THE GROUP

         The Group is structured and organised as set out in ANNEX III(e).

         ANNEX III(e) is a correct representation of the Group structure and contains a complete list of all Group Companies and apart from the Group Companies, the Group holds no other share capital in any corporate entity.

(f)      OWNERSHIP OF GROUP COMPANIES

         ANNEX III(f)(I) is a correct representation of the share capital and the outstanding shares of each of the Group Companies and the voting rights pertaining thereto. The Company owns, directly or indirectly, its interest in the capital in the Group


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         Companies as set out in ANNEX III(f)(i) free and clear of all encumbrances, mortgages, charges, liens, security interests, or any other right of any third party, except as set out in ANNEX III(f)(ii).

         ANNEX III(f)(iii) contains a correct and complete list of all shareholders in the Group Companies listed on ANNEX III(f)(ii), including the number of shares held by each respective shareholder and the voting rights pertaining to his respective shareholding.

(g)      ORGANISATION OF THE GROUP COMPANIES

         The Group Companies are duly organised, validly existing and in good standing under the laws of the jurisdiction in which they have been incorporated.

         The Corporate Documents of the Group Companies, which are attached hereto as ANNEX III(g) are true, correct and up-to-date.

         All of the issued and outstanding shares of capital stock of each Group Company are validly issued, fully paid-up and non assessable.

(h)      NO CONTRACTUAL RIGHTS OF THIRD PARTY OVER EQUITY INTEREST

         There is no option, warrant, conversion privilege, right of pre-emption, right to acquire, right of first refusal over or affecting any of the Sale Shares or shares of the Group Companies, nor is there any commitment to give or create any of the foregoing, and no person has claimed to be entitled to any of the foregoing.

(i)      FINANCIAL STATEMENTS

         The Sellers have delivered to the Purchaser the Accounts for the last five financial years as well as the Financial Reports for the period from January 1, 1999, through May 31, 1999 as set forth in ANNEX III(i).

         The Accounts for the last five financial years have each been prepared in accordance with the provisions of the laws of the relevant jurisdictions and generally accepted accounting principles in such jurisdiction applied on a consistent basis throughout the last five financial years. The Accounts for the last five financial years are each correct and complete.

         The Financial Reports have been prepared in good faith for the purposes of management support in accordance with the accounting principles of the Company and the Group Companies consistently applied.

(j)      NO UNDISCLOSED LIABILITIES

         The Accounts for the last five financial years and notes thereto contain all actual, conditional and contingent liabilities that, according to the provisions of the laws of the relevant jurisdictions and generally accepted accounting principles in such jurisdiction need to be contained therein. As of the date hereof, there exist no other liabilities, with the exception of liabilities which have been incurred in the ordinary course of business since December 31, 1998.


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(k)      ACCOUNTS RECEIVABLE

         ANNEX III(k) sets forth a true, accurate and complete aging schedule of all Accounts Receivable of the Company and the Group Companies as at the dates specified. All Accounts Receivable of the Company and the Group Companies are valid and not subject to any set-off or counterclaim and are collectible net of the consolidated respective reserves made for Accounts Receivable in the Accounts and Financial Reports of the Company and the Group Companies. They have arisen out of bona fide transactions in the ordinary course of business and, as of the date hereof, the necessary provisions have been made in the Accounts of the Company and the Group Companies in accordance with the laws of the relevant jurisdictions and generally accepted accounting principles in such jurisdiction or have been booked in the books of the Company and the Group Companies up to the date hereof.

         All Accounts Receivable on the basis of invoices issued by the Company or the Group Companies on or prior to Closing, shall be collected on the latest 240 days after due date of each Account Receivable, provided that it cannot be covered by a provision specifically booked for the payment of Accounts Receivable remaining unpaid at that date. Upon payment of any amount by the Sellers for breach of this representation, the Purchaser shall, at the request of the Sellers, cause the Company to assign to Alain Nicod on behalf of all the Sellers, any uncollected Account Receivable up to the amount of the payment made by the Sellers.

(l)      CAPITAL IMPROVEMENTS

         ANNEX III(l) completely and accurately describes all of the capital improvements or purchases or other capital expenditures in excess of CHF 100'000.- (one hundred thousand Swiss francs) per item (as determined in accordance with the provisions of the laws of the relevant jurisdictions and generally accepted accounting principles in such jurisdiction) which the Company and the Group Companies have committed to or contracted for and which have not been completed prior to the date hereof and the costs and expenses reasonably estimated to complete such work and purchases.

(m)      ABSENCE OF CHANGE

         Except as set forth on ANNEX III(m), since December 31, 1998, there have not been:

         (i) any material changes in the financial condition, assets, liabilities, personnel or operations of the Company and the Group Companies or in their relationships with suppliers, customers, lessors or others, other than changes in the ordinary course of business;

         (ii) (a) any indebtedness for borrowed money incurred by the Company or any of the Group Companies becoming or becoming capable of being declared repayable earlier than the due date for payment or (b) any forgiveness or cancellation of indebtedness owing to the Company or any of the Group Companies or waiver of any claims or rights by the Company or any of the Group Companies with regard to such indebtedness;


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         (iii)    any increase in the compensation or benefits paid or to become payable by the Company or any of the Group Companies to any of its officers or employees or agreement to do the same, except for scheduled increases in the ordinary course of business consistent with past practice to employees who are not officers of the Company or any of the Group Companies;

         (iv) any dividends or distributions or any transfer, lease, license or other disposition of assets of the Company or any of the Group Companies to Sellers;

         (v) any encumbrances (other than liens arising in the ordinary course of business) placed on or created or extended over any of the assets of the Company or any of the Group Companies;

         (vi) any change in the collection, payment or credit practices of the Company or any of the Group Companies or in the accounting practices, procedures or methods of the Company or any of the Group Companies;

         (vii) any agreement, arrangement or transaction, other than in the ordinary course of business consistent with past practice and of an entirely arm's length nature, between (i) the Company or any of the Group Companies and (ii) the Sellers or any officer or employee of the Company or any of the Group Companies.

(n)      INSOLVENCY

         (i) No order has been notified and no resolution has been passed for the winding up of the Company or any of the Group Companies or for a provisional liquidator to be appointed in respect of the Company or any of the Group Companies and no petition has been presented and no meeting has been convened for the purpose of winding up the Company or any of the Group Companies.

         (ii) No administration order has been made and no petition for such an order has been presented in respect of the Company or any of the Group Companies.

         (iii) No receiver (which expression shall include an administrative receiver) has been appointed in respect of the Company or any of the Group Companies or all or any of its assets.

         (iv) Neither the Company nor any of the Group Companies are insolvent, or unable to pay their debts, or have stopped paying their debts as they fall due.

         (v) No unsatisfied judgement is outstanding against the Company or any of the Group Companies.


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(o)      TAXES

         (i)      Filing of Returns

         The Company and each Group Company has filed correct and accurate returns for Taxes and has otherwise complied in all respects with requirements relating to the filing of Tax returns and the supply of all information required to be supplied to any tax authority.

         (ii)     Payment of Taxes

         The Company and each Group Company has complied with all and any requirements relating to the payment of Taxes, of whatever nature, including interest and penalties, if any.

         (iii)    Tax Provisions

         The Company and each Group Company has paid and, if not paid, established adequate provisions in its respective latest Accounts for all Taxes of whatever nature taken as a whole that may be assessed or computed on the results, operations or transactions of the Company and any Group Company for all periods prior to December 31, 1998, regardless of the financial period during which such Taxes may become due and payable.

         For the Company and each Group Company, the amount of the provision for deferred Taxes in its latest Accounts was adequate and fully in accordance with the provisions of the laws of the relevant jurisdiction and generally accepted accounting principles in such jurisdiction.

         The Company and each Group Company have duly submitted all claims and disclaimers which have been assumed to have been made for the purposes of its latest Accounts.

         (iv)     No Dispute

         Neither the Company nor any of the Group Companies are subject to formal proceedings or investigations related to Tax (except for requests for additional information) by the respective authorities and, to the Best Knowledge of the Shareholders, the Company and each Group Company, no such proceedings are threatened against the Company and/or any of the Group Companies.

         (v)      No Withholding Tax on Dividends

         Neither the Company nor any of the Group Companies have distributed or caused to be distributed, any hidden dividend, nor distributed or granted any other benefit to the Sellers or any other person which could lead to the imposition of any withholding taxes on dividends or constructive dividends.


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(p)      ENVIRONMENT

         The Company and each Group Company conducts and has always conducted its activities in conformity with Environment Law. Until and including the date hereof, the Company and each Group Company has complied with and not violated any Environment Law at the time when such law was applicable. No action has been undertaken or, to the Best Knowledge of the Shareholders, the Company and the Group Companies, threatened to be undertaken by Swiss or foreign authorities with respect to Environment Law which could have a material adverse effect on the Company and the Group Companies taken as a whole. No facts, events or conditions in existence on or prior to the date hereof and relating to the past or present facilities, properties or operations of the Company and the Group Companies will give rise to any material investigatory, remedial or corrective obligations pursuant to Environment Law, or give rise to any other liabilities for onsite or offsite releases of hazardous materials, substances or wastes, personal injury, contamination of soil, water, air or groundwater, property damage or damage to natural resources, pursuant to Environment Law.

(q)      LEASES;

         ANNEX III(q) sets forth a complete and correct list of all premises that are leased in whole or in part by the Company and the Group Companies. The Company and the Group Companies do not own any real property.

         The lease contracts to which the Company and the Group Companies are a party allow unencumbered use of the leased property in accordance with the terms and conditions of such lease contracts.

         Each lease of premises utilised by the Company and each Group Company is legal, valid and binding, as between the Company and the Group Companies and the other party or parties thereto, and the Company or the Group Companies is tenant or possessor in good standing thereunder, free of any default or breach and quietly enjoy the premises provided for therein. Each rental and other payment due from the Company and the Group Companies thereunder has been duly paid; each material act required to be performed by the Company and the Group Companies which if not performed would constitute a material breach thereof has been duly performed; and no act forbidden to be performed by the Company and the Group Companies has been performed thereunder.

         The Company and the Group Companies own, or hold a valid leasehold interest in such premises, free and clear (except for rights of landlords with respect to fixtures and leasehold improvements, if any, with respect to leased premises) of all encumbrances in respect of each improvement, fixture or item of equipment located in or on each of the properties and premises owned, leased or occupied by it; no improvement, fixture, or equipment on any such premises is in violation of any law, including without limitation any zoning, building, safety, health, Environment Law or other law, and each of such premises and properties is zoned for the purposes for which such premises or properties are currently being used.


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(r)      CONDITION OF ASSETS; SUFFICIENCY

         The equipment and other tangible assets (other than inventory) owned by the Company and the Group Companies are owned, free of third party rights (except the moulds which are owned at 50%) and are in good repair and operating condition, normal wear and tear excepted, have been maintained regularly in accordance with past practice of the Company and the Group Companies and may be used for their intended purpose in the normal course of the Business. The assets of the Company and the Group Companies include all assets which have been used by the Company and the Group Companies to conduct the Business or are required for the purpose of carrying on the Business.

         ANNEX III(r) sets forth a complete and correct list of all inventory. This list contains details about the number of units hold in stock and the location of such units. All assets used or physically held by the Company and the Group Companies, irrespective of the value they may be assigned in the Accounts, are owned by the Company or the respective Group Company or are object of a valid lease agreement, if any.

         In the Accounts of the last five financial years of the Company and of each of the Group Companies, the assets and the inventory included among the assets of the Company and the Group Companies are valued in accordance with applicable accounting principles consistently applied, and the assets and the inventory are not over-valued.

(s)      INTELLECTUAL PROPERTY RIGHTS

         ANNEX III(s) sets forth a complete and correct list and brief description of all Intellectual Property Rights owned by the Company and the Group Companies or used by the Company and the Group Companies in connection with the Business, including all licenses and other rights granted by the Company and the Group Companies to any third party with respect to Intellectual Property Rights and all licenses and other rights granted by any third party to the Company and the Group Companies, in each case together with a description of the subject matter licensed. (i) The Group owns and possesses all right, title and interest in and to, or has a written, enforceable license to use, all of the Intellectual Property Rights necessary for the operation of the Business free and clear of all encumbrances; (ii) no claim by any third party contesting the validity, enforceability, use or ownership of any Intellectual Property Rights owned or used by the Group has been made, is currently outstanding or, to the Best Knowledge of the Shareholders, the Company and the Group Companies, is threatened, and there are no grounds for such claim; (iii) the Group has not received any written notices of, nor is it aware of any facts which indicate a likelihood of, any infringement or misappropriation of, or other conflict with any third party with respect to, any Intellectual Property Rights owned or used by the Group, nor has the Group received any claims of infringement or misappropriation of, or conflict with, any Intellectual Property Rights of any third party; (iv) the Group has not infringed, misappropriated or otherwise acted in conflict with any Intellectual Property Rights of any third party, nor is the Group aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the Business as conducted; (v) all Intellectual Property Rights owned or used in connection with the Business will be owned by or available for use by the Group on identical terms and conditions


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Share Purchase Agreement                                                 17
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         immediately subsequent to Closing. The Group has taken all actions necessary to preserve the value of and to ensure the continuous protection of the Intellectual Property Rights and its rights therein.

(t)      CONTRACTS

         ANNEX III(t) hereto sets forth a complete and correct list, of all (written or oral) contracts (except employment contracts), agreements, commitments, instruments or other consensual obligations to which the Company or the Group Companies are a party or by which the Company or the Group Companies, or any of the assets of the Company or the Group Companies are bound (excluding customary inventory purchase orders in the ordinary course of business) (i) which each involve a yearly aggregate consideration of CHF 200'000.- (two hundred thousand Swiss francs) or more, (ii) which evidence or provide for any borrowing indebtedness of the Company or the Group Companies or any encumbrance on any of the assets of the Group, excluding lease agreements, (iii) which guarantee the performance, liabilities or obligations of any other person (whether legal or natural), (iv) which restrict the ability of the Company or the Group Companies to conduct any business activities, (v) which involve any governmental entity, (vi) which are not in the ordinary course of the business, (vii) which are not concluded at arm's length terms, (viii) which are terminable by any third party, or which would be breached, in both cases, as a result of the transactions contemplated by this Agreement, (ix) which relate to Intellectual Property Rights used in connection with the Business, (x) which are concluded for a period of more than 6 months or cannot be terminated on a six-month notice or (xi) which are otherwise material to the Business (these agreements collectively referred to as the "AGREEMENTS"). None of the Company or any Group Company is in default or otherwise in breach of any of the Agreements, nor is any third party in material default or otherwise in breach of the Agreements or has repudiated any provision of the Agreements and no event has occurred which with notice, lapse of time or both would constitute a breach or default or permit termination, modification or acceleration of any such Agreement.

(u)      LITIGATION

         There is no claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Swiss or foreign governmental commission, court, tribunal or arbitral body by or against any member of the Group or any of its assets or properties pending, or, to the Best Knowledge of the Shareholders, the Company and the Group Companies, threatened to be brought against the Sellers, any member of the Group or any of their officers or staff relating to the Business, by or before any Swiss or foreign governmental commission, court, tribunal or arbitral body nor do any circumstances exist likely to give rise to any such claim, action suit, arbitration, inquiry, proceedings or investigation.

(v)      COMPLIANCE WITH LAWS

         The Business has been conducted in compliance with all laws and regulations of local, federal and foreign governmental authorities applicable to the Company and the Group Companies. The Group possesses, and is in compliance with, all licenses, permits, approvals and other governmental authorisations required to the conduct of the


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         Business, which licenses, permits and approvals are set forth on
         ANNEX III(v), and there is no reason or circumstance which indicates that such licenses, permits, approvals and authorisations are likely to be revoked or confer a right of revocation.

(w)      INSURANCE

         ANNEX III(w) hereto sets forth a true and correct list of all insurance policies maintained by the Company and the Group Companies relating to the Business and sets forth the annual or other premiums payable thereunder with respect to the Business and the type and extent of coverage afforded by each such policy. Neither the Company nor any Group Company have received any notice or other communication from any insurance company within the three years prior to the date hereof cancelling or amending such policies or substantially increasing the annual or other premiums payable under any of said insurance policies and to the Best Knowledge of the Shareholders, the Company and the Group Companies no such cancellation or amendment is threatened.

         The Company and the Group Companies maintain insurance coverage of a kind and to an extent as it is required for the prudent conduct of the Business and as companies of similar activity and size regularly maintain.

         All premiums pertaining to the insurance policies are paid up and have been paid as they fell due.

(x)      PRODUCT LIABILITY

         The Company and the Group Companies have not manufactured, sold or provided any product or service (i) which does not in any material respect comply in the countries where the said products or services are provided, with all applicable laws, regulations or standards and (ii) which does not comply with the Company's manufacturing specification. In particular, and without limitation to the generality of the foregoing, the Company or the Group Companies have not incurred and to the Best Knowledge of the Shareholders, the Company and the Group Companies will not, in relation to products manufactured in compliance with the aforesaid rules in the past and up to the date hereof, incur any liability nor has any liability been alleged in connection with any applicable laws governing product liability for personal injury or death of any user.

(y)      EMPLOYEES

         ANNEX III(y) contains a list of all employees of the Company and the Group Companies. This list contains details about salary, (including benefits in kind), notice periods for termination, right to severance pay and to bonus.

         Except for contracts of employment listed in ANNEX III(y)(ii), each contract of employment to which the Company or the Group Companies are a party can be terminated by the Company or the Group Companies without damages or compensation (other than that payable by law) by giving at any time only the minimum period of notice applicable to that contract under the laws of Switzerland or of any jurisdiction in which the Group Companies are located.


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(z)      PROFESSIONAL AND SOCIAL WELFARE

         Any and all returns and reports related to Social Security Contributions that are required to be filed with respect to the Company and the Group Companies prior to the date hereof have been timely and correctly filed. The Company and the Group Companies have paid in full any and all Social Security Contributions as and when due. No social security authority is now asserting any deficiency or claim for additional Social Security Contributions (or interest thereon or penalties in connection therewith) and any and all Social Security Contributions which (although not due) have accrued on the basis of the salaries to be paid until the date hereof, have been fully provided against.

         There are no facts or circumstances existing or having arisen prior to the date hereof which have or may lead to a material re-assessment by any social security authority of Social Security Contributions to be made by the Company and the Group Companies relating to any period prior to the date hereof.

         The details of the employee pension fund of the Company and the Group Companies are described in ANNEX III(z)(i) (hereinafter the "PENSION FUND"). The Company and the Group Companies are meeting all their obligations under the Pension Fund and specifically have paid (or provisioned) all contributions required prior to the date hereof as stipulated by the regulations of the Pension Fund.

         Performance of these obligations is reflected in the Pension Fund Certificate. All payments required to be made to fund the Pension Fund have been made. The Company and the Group Companies are not required to contribute to any pension fund other than the Pension Fund.

(aa)     NO COLLECTIVE BARGAINING

         Except as set forth in ANNEX III(aa), there is no collective bargaining or other union agreement or arrangement (whether binding or not) to which the Company and the Group Companies are a party or by which it is bound or which is currently being negotiated and no dispute between the Company and the Group Companies and any trade union or other organisation formed for a similar purpose is existing, pending or threatened.

(bb)     BANK ACCOUNTS

         ANNEX III(bb) contains a complete list of all bank accounts opened in the Company's and the Group Companies' name and of the persons holding powers to access them or withdraw from them.

(cc)     MILLENNIUM

         The Company and the Group Companies have exercised due diligence, with respect to their Business, in investigation the possibility of the occurrence of Year 2000 Problems, in a manner and to an extent that is required for the prudent conduct of the Business and as companies of similar activity and size have exercised.


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(dd)     ACCURACY OF INFORMATION

         All information required to be provided by the Sellers, the Company, the Group Companies or their respective agents pursuant to the terms of this Agreement is true, complete and correct.

(ee)     TERMINATION OF AGREEMENTS BETWEEN THE COMPANY AND THE SELLERS

         As of the date hereof, except for the agreements otherwise contemplated by this Agreement, Sellers have terminated all agreements existing between the Company and the Group Companies, on the one hand, and the Sellers or any persons, companies, partnerships or other legal or business entities with which Sellers are affiliated, on the other hand, unless the continuation of such agreement is approved by Purchaser in writing or contemplated by this Agreement. The termination of such agreement does not oblige the Company and the Group Companies to make any payments in compensation of the termination such as for example severance payments or any payment for a notification period extending beyond the date hereof.



                             ARTICLE IV - COVENANTS

IV.1     AGREEMENTS

As of the date hereof, the Purchaser and the Key Persons shall enter into the Agreements.


IV.2     COVENANT NOT TO COMPETE AND NOT TO SOLICIT

For the purpose of assuring to the Purchaser the full benefit of the businesses and goodwill of the Group Companies, each of the Sellers undertakes by way of further consideration for the obligations of the Purchaser under this Agreement as separate and independent agreements that each Seller will not:

(i) at any time after Closing disclose to any person, or himself/itself use for any purpose, and shall use his/its best endeavours to prevent the publication or disclosure of, any information concerning the business, accounts or finances of the Company or any Group Company or any of its clients' or customers' transactions or affairs of which he/it has knowledge;

(ii) for 5 years after Closing either on his/its own account or for any other person directly or indirectly solicit, interfere with or endeavour to entice away from the Company or any Group Company any person who to his/its knowledge is, or has during the past 2 years been, a client, customer or employee of, or in the habit of dealing with, the Company or any Group Company;


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(iii)   for 5 years after Closing, either alone or jointly with another Seller, as a partner or a shareholder who either alone or jointly with another Seller controls a Company, or as manager, agent for or employee of any person, directly or indirectly carry on or be engaged, concerned or interested in (a) the Business, or (b) any other competitive business to the Business now carried on by the Company or any Group Company.


IV.3     FIDUCIARY AGREEMENT

As of the date hereof, the Purchaser and Mr. Alain Nicod shall enter into the Fiduciary Agreement.



                           ARTICLE V - INDEMNIFICATION

V.1      PRINCIPLE OF THE WARRANTY INDEMNIFICATION

The Sellers hereby jointly and severally agree to indemnify and hold harmless the Purchaser from and against any losses, damages, liabilities, obligations, claims, judgements, costs and expenses including reasonable attorney's fees incurred by the Purchaser by reason of or resulting from (i) a breach of or inaccuracy in the representations and warranties contained in Article III or
(ii) a breach of or inaccuracy in any of the other covenants contained in this Agreement.

The Parties mutually agree, acknowledge and expressly exclude the application of Articles 201 and 210 SCO to any claim arising out of or in connection with this Agreement. However, the Purchaser shall assert any claim for breach of or inaccuracy in the representations, warranties and covenants contained in this Agreement within six months from the discovery of such breach or inaccuracy and the amount of the damage suffered.


V.2      LIMITATION IN TIME

The Purchaser may request indemnification as provided in Article V.1 or claim for breach of a warranty contained in Article III: (i) during a period starting from the date hereof until October 31, 2001 or (ii) in case of a breach of the Sellers' representations and warranties in Articles III(o) and III(z), the Purchaser may give notice of a claim until the expiration of the applicable statutory limitation period in the relevant statute of limitations (or comparable statute) in each relevant jurisdiction plus sixty days (hereinafter in both cases of (i) and (ii) the "INDEMNIFICATION PERIOD"). Upon expiry of the Indemnification Period, the right to request indemnification shall lapse.

Where reasonable details of any claim are given by the Purchaser to the Sellers within this deadline, and in conformity with Article V.5 where applicable, the giving of those details shall be considered to be a call for indemnification, subject to the condition that such details have been sent to the Sellers in accordance with Article V.1.


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V.3      CAP; THRESHOLD

(i) The Parties have agreed that the Sellers' aggregate liability pursuant to Article V.1 is limited to an aggregate amount equivalent to 30% of the Purchase Price.

(ii) No amount shall be payable by the Sellers in respect of any claim for damages, for breach of any of the warranties, covenants or other undertakings under this Agreement unless and until the aggregate cumulative liability of the Sellers in respect of all such claims, reaches a threshold amount of CHF 200'000.- (two hundred thousand Swiss francs). Once the threshold amount has been exceeded, the Sellers shall be liable for the full amount of any and all claims, and not merely for the excess, provided, however, that any single claim for an amount of less than CHF 10'000.- (ten thousand Swiss francs) shall be disregarded entirely.

The limitations contained in sub-clauses V.2 and V.3 shall not apply in case of intentional misrepresentations or fraud by the Sellers which may give rise to a claim for damages.


V.4      INDEMNIFICATION BY PURCHASER

The Purchaser hereby agrees to indemnify and hold harmless the Sellers from and against any losses, damages, liabilities, obligations, claims, judgements, costs and expenses including reasonable attorneys' fees incurred by the Sellers by reason of or resulting from a breach or inaccuracy of any of the other covenants given by the Purchaser contained in this Agreement.


V.5      THIRD PARTY CLAIMS

Promptly after a party entitled to indemnification under this Article V (an "INDEMNIFIED PARTY") shall have received notice (an "INDEMNIFICATION NOTICE") of the commencement of any action by a third party in respect of which the Indemnified Party will or may seek indemnification under this Article V or shall have discovered other facts that the Indemnified Party believes give rise to a right to indemnity in respect of third party rights, the Indemnified Party shall notify the party providing the indemnification hereunder (the "INDEMNIFYING PARTY") thereof in writing but no failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from any liability that it has to the Indemnified Party except if and to the extent that the Indemnifying Party shall have been materially prejudiced thereby. In making any claim under this Article V.6, the Indemnified Party will specify with reasonable particularity the item or items giving rise to the claim and the basis of the claim.

The Indemnified Party shall be entitled to defend such lawsuit or action (including, without limitation, all administrative appeals, proceedings, hearing and conferences with any tax authority and all aspects of any litigation relating to taxes) and to employ and engage attorneys of its own choice to adequately handle and defend the same. The reasonable fees of such attorneys shall be borne by the Indemnifying Party.


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The Indemnifying Party shall have the right to employ its own, separate counsel who may give non-binding advice to the Indemnified Party and shall have the right to be consulted by the Indemnified Party in the defence of such lawsuit or action, but the fees and expenses of such counsel shall be at the expense of the Indemnifying Party.

The Indemnifying Party shall co-operate in all reasonable respects with the Indemnified Party and its attorneys in the investigation, trial and defence of such lawsuit or action and any appeal arising therefrom.

The Indemnified Party shall, in conducting the lawsuit or action, take into account the reasonable interests of the Indemnifying Party.

The Indemnified Party shall not make any admission of liability, agreement or compromise with any person, body or authority in relation thereto without the prior written consent of the Indemnifying Party which shall not be unreasonably withheld or delayed.


V.6      ADJUSTMENT OF INDEMNITY PAYMENT

If any amount is paid by an Indemnifying Party pursuant to this Article V in respect of any item, then to the extent that the Indemnified Party later recovers in respect of such item an amount which, when added to the indemnification payment previously received in respect thereof pursuant to this Article V, exceeds the amount which the Indemnified Party was entitled to receive in respect of such item in accordance with the terms thereof, the Indemnified Party will pay to the Indemnifying Party promptly the amount of such excess.


V.7      EXCLUSIVE REMEDY

The sole and exclusive remedy of any party for any misrepresentation or any breach of a warranty or covenant set forth in or made pursuant to this Agreement shall be a claim for indemnification under and pursuant to this
Article V, provided, however, that the Purchaser shall be entitled to specific performance and injunctive relief where available by law.


V.8      EFFECTS OF INSURANCE ON INDEMNITY PAYMENT

It is understood by the parties hereto that any decrease of the currently existing insurance coverage of the Company and the Group Companies, as set forth in Art. III(v) shall be duly taken into account in determining the indemnity payments under this Article V if such decrease would lead to an increased indemnity payment by the Sellers.


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                           ARTICLE VI - MISCELLANEOUS

VI.1     NOTICES

All notices, requests, demands, waivers and other communications (together "NOTICES"), required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if sent by registered mail or by telefax with a confirmation by registered mail, as follows:

a. if to the Sellers, to:

Mr. Alain Nicod
Route de Morges 35
CH -1162 Saint Prex

Fax: 0041 22 960 94 61


with a copy to:

Mr. Lucien Masmejan
Bourgeois, Muller, Pidoux & Associes
Montbenon 2
CH-1003 Lausanne

Fax: 0041 21 321 45 46

Alain Nicod shall transmit any notices made by the Purchaser to all of the Sellers.


b. if to the Purchaser, to:

Rehabilicare
Attn. Mr. David B. Kaysen
1811 Old Highway 8
New Brighton, MN 55112

Fax: 001 651 638 04 77

with a copy to:

Lenz & Staehelin
25 Grand'Rue
CH - 1211 Geneva

Fax: 0041 22 318 71 26

or to such other substitute person or address as any party shall from time to time specify by notice in writing to the other parties.


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Notices and communications made by fax shall be deemed to be received on the date of dispatch provided that an answer-back confirmation is available, irrespective of the date of receipt of the confirmation by registered mail. Notices given by registered mail only are deemed to be received upon delivery to the addressee.


VI.2     ENTIRE AGREEMENT

This Agreement (including the Schedules and Annexes) constitutes the entire agreement between the parties hereto and supersedes all prior agreements and undertakings, oral or written, between the parties hereto with respect to the subject matter hereof.


VI.3     SEVERABILITY OF PROVISIONS

If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforceable to the fullest extent permitted by law.


VI.4     BINDING EFFECT, BENEFIT

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.


VI.5     ASSIGNABILITY

This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties hereto. The Purchaser may however assign all its rights under the Agreement to any corporate entity of the group to which it belongs.


VI.6     AMENDMENT AND MODIFICATION; WAIVER

This Agreement may be amended or modified by a written instrument duly executed by the Purchaser and the Sellers at any time with respect to any of the terms contained herein. No waiver by any party of any provision hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party hereto of a

Share Purchase Agreement                                                 26
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breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach or a waiver of any other provision of this Agreement.


VI.7     ANNOUNCEMENTS

(a)      EMPLOYEES

         The transactions contemplated by this Agreement shall be announced to the employees prior to or simultaneous with any press release or public announcement in a form to be agreed upon by the parties and in accordance with applicable laws.

(b)      PRESS RELEASE

         No announcement concerning this sale and purchase will be made before, on or after Closing by any party to this Agreement except as required by law or SEC regulations (provided that in any such case a party required to make such an announcement has, where reasonably practicable, first consulted the other party and taken into account the reasonable comments, objections and requirements of the other party) or with the written approval of the other party hereto (such approval not to be unreasonably withheld or delayed).


VI.8     CONFIDENTIALITY

The parties agree to keep the terms of this Agreement and any information acquired during the course of the negotiations having led to this Agreement strictly confidential.


VI.9     ADVISER'S FEES; EXPENSES

Except as otherwise specifically provided in this Agreement, each of the parties shall bear its own fees and costs incident to this Agreement and the transactions contemplated hereby, including those of its financial, technical, legal and other advisers.


VI.10    APPLICABLE LAW

This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of Switzerland.


VI.11    ARBITRATION

(a) All disputes arising out of or in connection with the present Agreement that cannot be settled by mutual agreement shall be finally settled by arbitration to the exclusion of the ordinary courts, by a three-person arbitral tribunal (the "ARBITRAL TRIBUNAL").

Share Purchase Agreement                                                 27
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(b)      In the event of such dispute, the Sellers shall jointly appoint one arbitrator and the Purchaser shall appoint an arbitrator, and the so-appointed arbitrators shall jointly appoint a third arbitrator who shall act as the president of the Arbitral Tribunal (the "PRESIDENT"). Should either the Sellers or the Purchaser fail to appoint its arbitrator within thirty days from the date of appointment of the other party's arbitrator, or, if the two appointed arbitrators cannot agree on the President within fifteen days from the date of appointment of the second arbitrator, the necessary appointment shall be made by the President of the Geneva Chamber of Commerce, at the request of one or both parties. Such appointment shall be final and binding on the parties hereto. The Arbitral Tribunal shall have its seat in Geneva and the arbitration proceedings, including arguments and briefs, shall be conducted in English. The rules of arbitration of the Geneva Chamber of Commerce shall be applicable.

(c) The parties hereby waive the filing of the award with the competent judicial authority. The award shall be delivered to the parties by the Arbitral Tribunal.

Share Purchase Agreement                                                 28
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date written below.

HERITAGE FINANCE AND TRUST CO.                   REHABILICARE INC.


-------------------------------                  -------------------------------
Date :                                           Date :
Name :                                           Name :
Title:                                           Title:


ESPIRITO SANTO RESOURCES LTD


-------------------------------
Date :
Name :
Title:


ALAIN NICOD


-------------------------------
Date :


JEAN-FRANCOIS NICOD


-------------------------------
Date :


PASCAL NICOD


-------------------------------
Date :


BERNARD ESTIER


-------------------------------
Date :

Share Purchase Agreement                                                 29
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

LIST OF ANNEXES
---------------

ANNEX N DEG.             DESCRIPTION

III(b)                   Organisation of the Company

III(e)                   Organisation of the Group

III(f)                   Ownership of Group Companies

III(g)                   Organisation of Group Companies

III(i)                   Financial Statements

III(k)                   Accounts Receivable

III(l)                   Capital Improvements

III(m)                   Absence of Change

III(q)                   Lease; Real Property

III(r)                   Inventory

III(t)                   Contracts

III(v)                   Compliance with Laws

III(w)                   Insurance

III(y)                   Employees

III(z)                   Professional and Social Welfare

III(aa)                  No Collective Bargaining

III(bb)                  Bank Accounts

IV(ii)                   Pension Fund Certificate


Share Purchase Agreement                                                 30
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

LIST OF SCHEDULES
-----------------



SCHEDULE NUMBER                      DESCRIPTION
Schedule 1                           Shareholders of the Company
Schedule 1.2                         Earn Out Calculation
Schedule 2                           Agreements (forms)
Schedule 3
Schedule 4                           Due Diligence Report Lenz & Staehelin
Schedule 5                           Due Diligence Report PricewaterhouseCoopers
Schedule 6                           Fiduciary Agreement
